Exhibit 9

STATEMENT

DOMENICA EISENSTEIN NORONHA, Brazilian, single, administrator, taxpayer identification number CPF 090.448.297-93, Identity number 111310256 IFP/RJ, with address at Rua do Carmo, n° 8, room 502, Rio de Janeiro - RJ, as provided in article 147, § 4, of Act n° 6.404/1976, as amended by Act No. 10.303/2001, and CVM Instruction No. 367 of May 29, 2002, is aware that she will be appointed to exercise the position of alternate member of the Fiscal Council of OI S.A., company with headquarters and jurisdiction in Rio de Janeiro, State of Rio de Janeiro, at Rua do Lavradio, n° 71 - Centro, taxpayer identification number CNPJ/MF 76.535.764/0001-43 hereafter simply referred to as “OI”, states, under penalty of the laws and for all legal purposes, that: (i) she is not prevented by special law, or convicted of a bankruptcy offence, of malfeasance, bribery, graft, embezzlement, against the economy, public faith or property, or the criminal penalty preventing, even if temporarily, the access to public offices, as provided for in paragraph 1 of article 147 of Law No. 6,404/1976; (ii) she is not condemned to the penalty of suspension or temporary disqualification applied by the Securities and Exchange Commission, that causes her to be ineligible for public company management positions, as established in paragraph 2 of art. 147 of Law No. 6,404/76; (iii) to the best of my knowledge, she complies with the requirement of an unblemished reputation established by Paragraph 3 of Article 147 of Act No. 6404/1976; and (iv) does not occupy a position in a company that may be considered a competitor of the company, and does not have, nor represent, an interest that conflicts with that of the company, in accordance with clauses 1 and 11 of § 3 of Article 147 of Act No. 6,404/1976.

I also declare, under the penalties of the law, under the terms of art. 10 of ICVM 481/09 and pursuant to items 12.9 and 12.10 of the Reference Form included in Annex 24 of ICVM 552/14, that I do not have any marital relationship, steady union or kinship up to the 2nd degree with OI’s management members, its subsidiaries and its controlling shareholders, as well as, not having a subordination, service or control relationship, in the last three fiscal years, with a controlled company, indirect or direct controller, supplier, customer, OI’s debtors or creditors.

I declare, finally, that I am able to make those statements at the time of investiture.

Rio de Janeiro, April 16, 2019.

/s/ Domenica Eisenstein Noronha

DOMENICA EISENSTEIN NORONHA